ALLIANCE  ENTERTAINMENT CORP. RESULTS IMPROVE AGAIN IN MARCH;  COMPANY
       SAYS IT IS CLOSE TO  NEGOTIATING  TERMS OF  REORGANIZATION  PLAN,
               REQUESTS  TWO-WEEK EXTENSION OF EXCLUSIVITY

     NEW YORK -- May 1, 1998 -- Alliance Entertainment Corp. (OTC: AETTQ) has filed its monthly operating report, and announced that the Company continues to see significant progress in meeting its performance goals and reducing expenses. In its report filed with the Office of the United States Trustee, the Company reported a consolidated net loss of $3.2 million on net sales of $25.8 million. The loss includes $2.5 million in interest and reorganization expenses. This compares with a consolidated net loss of $4.5 million on net sales of $22.8 million, and $2.2 million in interest and reorganization expenses for the February reporting period. At the same time, the Company said that it has asked for a two-week extension to approximately May 15, 1998, of its exclusive right to file a plan of reorganization with the Court. The Company said it had presented a proposed draft plan to its major creditor constitutencies in early April, and that "active" negotiations relative to the final plan are continuing.

     "I am very pleased with the results for March," said Eric Weisman, Alliance's president and chief executive officer. "For the first time since the filing, the core operations reported a positive operating cash flow, which is attributable to both management's personal commitment to the business and the successful implementation of various operational initiatives."

     "We are extremely confident that negotiations among the various creditor groups and the Company are at a stage where they will shortly lead to a successful reorganization of this complex case," Mr. Weisman said. "Now that a solid foundation in the day-to-day operations has been established, over the next several months, the Company will be focusing on new business opportunities, such as the new Internet commerce."

     Mr. Weisman said that he expected the plan of reorganization to provide for the distribution of equity in the newly reorganized Alliance Entertainment Corp. to the Company's current creditors, and that under the plan of reorganization, current stock in the Company will be canceled.

     The Company said that it has made progress in the sale of its Castle Communications subsidiary, and that the Court recently approved certain bidding procedures and a model purchase agreement for the sale of Alliance's U.K. subsidiary. The filing of Alliance's plan of reorganization is not contingent on the Castle sale. However, Mr. Weisman said, the procedures approved by the Court "are calculated to protect the interests of all creditors while permitting the Company the necessary leeway to maximize recoveries to the estate."

     Alliance Entertainment Corp. is the largest wholesaler of prerecorded music and related products. In addition, Alliance through its Concord and Castle subsidiaries, is a developer and marketer of catalog content in several genres. The Company currently employs approximately 800 people in the United States, Canada and the United Kingdom and maintains headquarters in Coral Springs, Fla. Alliance Entertainment Corp. and certain of its subsidiaries filed to reorganize under Chapter 11 on July 14, 1997.

     Forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "expects," "anticipates," or words of similar import. Similarly, statements that describe the Company's future plans, objectives, estimates or goals are forward-looking statements. There are certain important factors that could cause results to differ materially from those anticipated by forward-looking statements made herein. Investors are cautioned that all forward-looking statements involve risks and uncertainty.